Exhibit 5.7
April 9, 2007
VIA EDGAR
United States Securities and Exchange Commission

Re:	Great Basin Gold Ltd. (the “Company”) Registration Statement on Form F-10 Consent of Expert
This letter is provided in connection with the Company’s Form F-10 registration statement originally dated April 9, 2007, and any amendments thereto and any registration statements filed pursuant to Rule 429 of the United States Securities Act of 1933, as amended (the “Registration Statement”).
On behalf of Turgis Consulting (Pty) Ltd. (“Turgis”), I hereby consent to the use of my name and Turgis’ name in connection with reference to my and Turgis’ involvement in the preparation of a technical report entitled “Technical Report on the Feasibility Study for the Burnstone Gold Project” (the “Technical Report”) and to references to the Technical Report, or portions thereof, in the Registration Statement and to the inclusion and incorporation by reference of the information derived from the Technical Report in the Registration Statement.
Yours truly,
Turgis Consulting (Pty) Ltd.
/s/ A. D. Pooley
A. D. Pooley